Exhibit 10.35

LOAN AGREEMENT (the “Agreement”)

Party A: Jinko Solar Co., Ltd.

Legal Representative: Xiande Li

Domicile: 1 Jingke Road, Shangrao Economic Development Zone, Jiangxi Province

Party B: Jiangxi Heji Investment Co., Ltd. (together with Party A, the “Parties”, and each, a “Party”)

Legal Representative: Yan Wei

Domicile: Xuri Avenue, Shangrao Economic Development Zone, Jiangxi Province

WHEREAS, Party B agrees to provide a loan to Party A to finance its plant construction projects.

NOW THEREFORE, in consideration of the mutual covenants contained herein, it is hereby agreed by and between the Parties as follow:

1.	Party A borrows RMB 100,000,000 from Party B, disturbing in two installments of RMB50,000,000 each time.

2.	Loan Term: is from June 8, 2009 to June 7, 2012. If any loan installment remitted to the bank account of Party B is later than June August, 2009, the date that the loan is remitted to the bank account of Party A shall be deemed as the date that the loan is released. The due date of all installments of the loan shall be June 7, 2012.

3.	Party A provides guarantee to Party B for the aforesaid loan as follows:

3.1	The three founders of Party A provide unlimited personal guarantee to Party B, offering all their personal property as security for the loan. Party A ensures the aforesaid guarantors to enter into a guarantee agreement with Party B within 30 business days after execution of this Agreement. The guarantee agreement will be attached as appendix of this Agreement.

3.2	Party A provides mortgage guarantee to Party B by the assets purchased using the proceeds of the loan under this Agreement (see the list provided by Party A and approved by Party B for more details). A mortgage contract will be otherwise entered into and the formalities of mortgage registration shall be completed within 7 working days after Party A obtains legal title of such assets.

4.	Interest Rate: The first installment of RMB50,000,000 shall be calculated at the annual interest rate of 8.99%, subject to confirmation of the Parties in case of adjustment. The other installment of RMB50,000,000 shall accrue interests at the benchmark interest rate on bank loan for the same period from the time that the fund is actually remitted to the account of Jinko Solar Co., Ltd.

5.	Party A may use the loan proceeds only to purchase equipments, land use rights and plant construction.

Party B shall have the right to supervise the use of the loan borrowed by Party A. The loan proceeds shall be deposited into a mutually managed account opened by the Parties and the fund may be withdrawn only by an application with seals of both the Parties.

6.	Party A undertakes to repay the principal and interests within the term specified by this Agreement, otherwise, Party A shall be liable for breach of contract.

7.	Party A shall not lease, sell, transfer, re-mortgage or otherwise dispose the mortgages without approval of Party B after this Agreement is executed. The mortgages shall not be affected by bankruptcy, asset settlements and transferring during the term of mortgage. Failure to comply with the provisions shall constitute a breach of contract.

8.	Liability for breach of contract:

8.1	There shall also be imposed upon Party A penalty interests at a 0.05% rate for any late payment computed upon the amount of any principal and accrued interests if the repayment to Party B is overdue under this Agreement.

8.2	Party B shall have the right to accelerate the repayment of loan and to claim liability for breach of contract against Party A in accordance with the above Sub-clause 8.1 if Party A violates any other covenant hereunder. (The entire unpaid principal, accrued interest, and penalties under this Agreement shall become due and payable immediately upon receiving the written notice from Party B.)

9.	This Agreement is in sextuplicate and Party A is provided two and Party B is provided four copies, which are equally binding under law.

10.	This Agreement shall come into force when duly signed or sealed by the Parties.

Party A (seal):	Party B (seal):

/s/ Jinko Solar Co., Ltd.	/s/ Jiangxi Heji Investment Co., Ltd.

Representative:	Representative:

Contract Date: June 13, 2009

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